Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: (306) 956-6200 Fax: (306) 956-6201

Cameco Provides Date for Q4 Results and Conference Call

Saskatoon, Saskatchewan, Canada, January 10, 2012 . . . . . . . . . . . . .

Cameco (TSX: CCO; NYSE: CCJ) will issue its fourth quarter results in the evening on Thursday, February 9, 2012.

Cameco invites investors and the media to join its fourth quarter conference call with the company’s senior executives on Friday, February 10, 2012 at 11:00 a.m. Eastern.

Cameco will discuss the financial results and company developments before opening the call to questions from investors and the media.

To join the call, please dial (800) 355-4959 (Canada and US) or (416) 695-7848. An operator will put your call through. A live audio feed of the conference call will be available from a link on cameco.com.

A recorded version of the proceedings will be available on our website, shortly after the call, and on post view until midnight, Eastern, March 10, 2012, by calling (800) 408-3053 (Canada and US) or (905) 694-9451 (Passcode 7817583#).

Profile

Cameco, with its head office in Saskatoon, Saskatchewan, is one of the world’s largest uranium producers. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.

As used in this news release, “Cameco” or the “company” means Cameco Corporation, a Canadian corporation and its subsidiaries and affiliates unless stated otherwise.

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Investor inquiries:	Rachelle Girard	(306) 956-6403

Media inquiries:	Gord Struthers	(306) 956-6593